Exhibit 4.1

NEITHER THIS COMMON STOCK PURCHASE WARRANT NOR THE SECURITIES AS TO WHICH THIS COMMON STOCK PURCHASE WARRANT MAY BE EXERCISED HAVE BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) OR UNDER THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION, AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD, EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND REGISTRATION OR QUALIFICATION UNDER ANY OTHER SECURITIES LAWS OF ANY APPLICABLE STATE OR OTHER JURISDICTION OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF SUCH LAWS.
BOXED, INC.
COMMON STOCK PURCHASE WARRANT
WHEREAS, capitalized terms used herein shall have the meanings ascribed to such terms in Section 9 hereof;
WHEREAS, Boxed, LLC, a Delaware limited liability company and a wholly-owned Subsidiary of the Company, as borrower (the “Borrower”), the Company, as parent of the Borrower, the Lenders (as defined therein), and Wilmington Savings Fund Society, FSB, as Administrative Agent for the Lenders, have entered into that certain Second Lien Credit Agreement, dated as of January 20, 2023 (as amended, modified, or supplemented from time to time in accordance with its terms, the “Credit Agreement”), pursuant to which the Holder and/or certain lending Affiliates of the Holder will lend to the Company, and the Company will borrow on the date hereof, an aggregate principal amount not in excess of $42,398,008.05, and make other financial accommodations to the Borrower, as provided therein;
WHEREAS, in connection with the entry into of the Credit Agreement and the making of the loans thereunder, the Company also wishes to issue this Warrant to the Holder and the Holder wishes to receive this Warrant; and
WHEREAS, the Company and the Holder desire to set forth herein the rights and obligations of the Company and the Holder both prior to and following the exercise of this Warrant;
NOW THEREFORE, in consideration of the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company hereby issues this Warrant to the Holder, and the Company and the Holder hereby agree as follows:

Issue Date: January 20, 2023    Certificate No. [•]
THIS IS TO CERTIFY that [•]and its permitted transferees, successors, and assigns (the “Holder”) is the holder of this Warrant (this “Warrant”) entitling the Holder to purchase from Boxed, Inc., a Delaware corporation (the “Company”), at the price of $3.00 per share (the “Exercise Price”), at any time after the date hereof (the “Issue Date”) and expiring on December 15, 2026 (the “Expiration Date”), [•]shares of the fully paid and non-assessable common stock, par value $0.0001 per share, of the Company (as such number may be adjusted as provided herein). The maximum number of shares of Common Stock that may be purchased pursuant to this Warrant is referred to herein as the “Aggregate Number”. The Aggregate Number and Exercise Price set forth above shall also be adjusted under certain conditions specified in Section 5 hereof.
Section 1This Warrant; Transfer and Exchange.
(a)This Warrant. This Warrant and the rights and privileges of the Holder under this Warrant may be exercised by the Holder in whole or in part as provided herein, shall survive any termination of the Credit Agreement, and, as more fully set forth in Section 1(b) hereof and Section 6 hereof, may, subject to the terms of this Warrant, be transferred by the Holder to any other Person or Persons who meet the requirements set forth herein at any time or from time to time, in whole or in part, regardless of whether the Holder (or any Affiliate thereof) retains any or all rights under the Credit Agreement.
(b)Transfer and Exchanges. The Company shall initially record this Warrant on a register to be maintained by the Company and, subject to Section 6 hereof, from time to time thereafter shall reflect the transfer of this Warrant on such register when surrendered for transfer in accordance with the terms of this Warrant and properly endorsed, accompanied by appropriate instructions, and further accompanied by payment in cash or by check, bank draft, or money order payable to the order of the Company, in United States currency, of an amount equal to any stamp or other tax or governmental charge or fee required to be paid by the Company in connection with the transfer of this Warrant. The Company shall not be required to issue or deliver Warrant Shares to any Person or Persons, other than the Holder, unless and until the Person or Persons requesting the issuance thereof shall have paid to the Company the amount of any such tax or shall have established to the satisfaction of the Company that any such tax has been paid. This Warrant may be exchanged at the option of the Holder, when surrendered at the Principal Office, for another warrant or other warrants of like tenor and representing in the aggregate the right to purchase a like number of shares of Common Stock. Any attempt to transfer this Warrant in violation of the provisions of this Section 1(b) shall be null and void and the Company shall not register or effect any such transfer.
Section 2Exercise.
(a)Right to Exercise. This Warrant shall be exercisable (i) at any time after the Issue Date and on or before the Expiration Date (an “Optional Exercise”), in whole at any time or in part from time to time, sixty-one (61) days after the Holder delivers to the Company, during normal business hours on any Business Day, at the Principal Office a duly executed notice of exercise in the form attached hereto as Exhibit A and made a part hereof (the “Notice of Exercise”), together with this Warrant and payment of the Exercise Price per share for each share purchased, as specified in the Notice of Exercise (any such date sixty-one (61) days after the Holder delivers the foregoing, an “Optional Exercise Date”); and (ii) automatically (the “Automatic Exercise”) on the Expiration Date (the “Automatic Exercise Date” and, together with any Optional Exercise Date, an “Exercise Date”) in accordance with Section 2(g) below. The aggregate amount (the “Aggregate Exercise Price”) to be paid for the shares to be purchased (the “Exercise Amount”) shall equal the product of (x) the Exercise Amount multiplied by (y) the

Exercise Price. If the Expiration Date is not a Business Day, then this Warrant may be exercised on the next succeeding Business Day.
(b)Payment of the Aggregate Exercise Price. Payment of the Aggregate Exercise Price shall be made to the Company in cash or other immediately available funds or, only if such Warrant exercise is made in connection with the Automatic Exercise or a Fundamental Change, by Cashless Exercise as provided in Section 2(c). In the case of payment of all or a portion of the Aggregate Exercise Price pursuant to Section 2(c) hereof in connection with the Automatic Exercise or a Fundamental Change, the direction by the Holder to make a “Cashless Exercise” shall serve as accompanying payment for that portion of the Aggregate Exercise Price.
(c)Cashless Exercise. If the “Cashless Exercise” provisions of this Warrant shall apply to the exercise of the Warrant, the Company shall deliver to the Holder (without payment by the Holder of the related Exercise Price in cash) that number of Warrant Shares computed using the following formula:
where
X =    the number of Warrant Shares to be issued to the Holder;
Y =    the number of Warrant Shares purchasable under this Warrant (at the date of such calculation) or, if only a portion of this Warrant is being exercised, the number of Warrant Shares purchasable under the portion of this Warrant being exercised (at the date of such calculation);
A =    the Fair Market Value Per Share; and
B =    the Exercise Price (as adjusted to the date of such calculation).
(d)Issuance of Shares of Common Stock. On any such Exercise Date, the Holder shall be deemed to be the holder of record of the shares of Common Stock issuable upon such exercise, notwithstanding that certificates representing such shares of Common Stock may not then be actually delivered. Within ten (10) Business Days after the applicable Exercise Date, the Company shall cause its transfer agent to issue the Warrant Shares so purchased to the Holder in book-entry form. Any reference in this Warrant to the issuance of a certificate or certificates representing the Warrant Shares shall also be deemed a reference to the book-entry issuance of such Warrant Shares.
(e)Fractional Shares. In lieu of delivering such fraction of a share of Common Stock, the Company will, if applicable, make a cash payment to the Holder in an amount equal to the same fraction of the Fair Market Value Per Share.
(f)Partial Exercise. In the event of a partial exercise of this Warrant, the Company shall issue to the Holder a Warrant in like form for the unexercised portion thereof that has not expired.
(g)Deemed Automatic Exercise. If, on the Automatic Exercise Date, this Warrant remains unexercised (in whole or in part) and the Fair Market Value Per Share is greater than the Exercise Price, then this Warrant shall (automatically and without any action on the part of the Holder) be deemed exercised in full in a “Cashless Exercise” in accordance with Section 2(a) hereof, Section 2(b) hereof, and Section 2(c) hereof.
(h)Conditional Exercise. Notwithstanding any other provision hereof, if an exercise of any portion of this Warrant is to be made in connection with a public offering or a Fundamental Change, such exercise may, at the election of the Holder, be conditioned upon the consummation of such transaction, in which case, such exercise shall not be deemed to be effective until immediately prior to the consummation of such transaction.
Section 3Payment of Taxes. The Company shall pay all stamp taxes attributable to the initial issuance of shares or other securities issuable upon the exercise of this Warrant or pursuant to Section 5 hereof, excluding any tax or taxes that may be payable because of a transfer involved in the issuance or delivery of any certificates for shares or other securities issued or delivered upon exercise of this Warrant in a name other than that of the Holder. Without prejudice to the foregoing, the parties hereto agree that the Company shall be entitled to make any payment or delivery hereunder net of, or set off by, any applicable withholding taxes that may apply with respect thereto. In the event that the Company intends to make any such withholding, the Company shall provide the Holder reasonable advance notice to the Holder of its intent to withhold and the parties shall consult in good faith to take reasonable actions to eliminate or mitigate any such withholding.
Section 4Replacement Warrant. Upon receipt by the Company of evidence reasonably satisfactory to the Company of the loss, theft, destruction, or mutilation of this Warrant, and, in the case of loss, theft, or destruction, of an affidavit of loss and indemnity undertaking by the Holder to the Company in customary form, and, in the case of mutilation, upon surrender and cancellation of this Warrant, the Company shall issue and deliver in exchange and substitution for and upon cancellation of the mutilated Warrant, or in lieu of and in substitution for the Warrant lost, stolen, or destroyed, a new Warrant of like tenor and representing an equivalent right or interest.
Section 5Adjustments.
(a)Adjustments to the Aggregate Number and the Exercise Price. The Exercise Price shall be subject to adjustment from time to time as provided in this Section 5 (without duplication, but in each case after taking into consideration any prior adjustments pursuant to this Section 5) upon the occurrence of any of the following events:
(i)The issuance of Common Stock as a dividend or distribution to all or substantially all holders of Common Stock, or a subdivision, combination, split, reverse split, or reclassification of the issued and outstanding shares of Common Stock into a greater or smaller number of shares of Common Stock, in which event the Exercise Price shall be adjusted based on the following formula:
N0
E1 = E0 x ---------------
        N1
where:
E1 =    the Exercise Price in effect immediately after (i) in the case of a dividend or distribution, the start of business on the first date on which the Common Stock can be traded without the right to receive such dividend or distribution (the “Ex-Date”) or (ii) the consummation of the transaction in the case of a subdivision, combination, split, reverse split, or reclassification;

E0 =    the Exercise Price in effect immediately prior to (i) the start of business on the Ex-Date in the case of a dividend or distribution or (ii) the consummation of the transaction in the case of a subdivision, combination, split, reverse split, or reclassification;
N0 =    the number of issued and outstanding shares of Common Stock (including any shares issuable on exercise or conversion of outstanding options, warrants, and convertible securities, but excluding any shares held by the Company or any of its Subsidiaries) (together, “Common Stock Deemed Outstanding”) immediately prior to (i) the start of business on the record date in the case of a dividend or distribution or (ii) the consummation of the transaction in the case of a subdivision, combination, split, reverse split, or reclassification; and
N1 =    the number of shares of Common Stock equal to (i) in the case of a dividend or distribution, the sum of the Common Stock Deemed Outstanding immediately prior to the start of business on the record date for such dividend or distribution plus the total number of shares of Common Stock issued pursuant to such dividend or distribution or (ii) in the case of a subdivision, combination, split, reverse split, or reclassification, the shares of Common Stock Deemed Outstanding immediately after such subdivision, combination, split, reverse split, or reclassification.
Such adjustment shall become effective immediately after (i) the start of business on the Ex-Date, in the case of a dividend or distribution, or (ii) the consummation of the transaction, in the case of a subdivision, combination, split, reverse split, or reclassification. If any dividend or distribution or subdivision, combination, split, reverse split, or reclassification of the type described in this Section 5(a) is declared or announced, but not so paid or made, the Exercise Prices shall again be adjusted to the applicable Exercise Prices that would then be in effect if such dividend or distribution or subdivision, combination, split, reverse split, or reclassification had not been declared or announced, as the case may be.
(ii)The issuance as a dividend or distribution to all holders of Common Stock of evidences of indebtedness, securities (including convertible securities) of the Company or any other Person (other than Common Stock), cash, or other property (excluding any dividend or distribution covered by clause (i) above), in which event the Exercise Price will be adjusted based on the following formula:
P-FMV
E1 = E0 x ---------------
        P
where:
E1 =    the Exercise Price in effect immediately after the start of business on the Ex-Date for such dividend or distribution;
E0 =    the Exercise Price in effect immediately prior to the start of business on the Ex-Date for such dividend or distribution;
P =    the Fair Market Value Per Share as of immediately prior to the start of business on the Trading Day preceding the Ex-Date for such dividend or distribution;
FMV =    the Fair Value of the portion of such dividend or distribution applicable to one share of Common Stock as of such Ex-Date.

Such decrease shall become effective immediately after the start of business on the Ex-Date for such dividend or distribution. In the event that such dividend or distribution is declared or announced, but not so paid or made, the Exercise Price shall again be adjusted to be the Exercise Price which would then be in effect if such dividend or distribution had not been declared or announced.
(iii)If the Company or any subsidiary thereof makes a payment in respect of a tender offer or exchange offer for shares of Common Stock (other than solely pursuant to an odd-lot tender offer pursuant to Rule 13e-4(h)(5) under the Exchange Act), and the value (determined as of the Expiration Time by the Company in good faith and in a commercially reasonable manner) of the cash and Fair Value of any other consideration included in the payment per share of Common Stock exceeds the Fair Market Value Per Share as of the Trading Day immediately after the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer (as it may be amended) (the “TO Expiration Date”), then the Exercise Price will be adjusted based on the following formula:
(N0 x P)
E1 = E0 x -----------------
     (P x N1) + A
where:
E0 =     the Exercise Price in effect immediately before the time such tender or exchange offer expires (the “Expiration Time”);
E1 =    the Exercise Price in effect immediately after the Expiration Time;
N0 =    the number of shares of Common Stock Deemed Outstanding immediately before the Expiration Time (including all shares of Common Stock accepted for purchase or exchange in such tender or exchange offer);
N1 =    the number of shares of Common Stock Deemed Outstanding immediately after the Expiration Time (excluding all shares of Common Stock accepted for purchase or exchange in such tender or exchange offer);
A=    the aggregate cash and Fair Value (determined as of the Expiration Time by the Company in good faith and in a commercially reasonable manner) of any other consideration payable for the shares of Common Stock purchased or exchanged in such tender offer or exchange offer; and
P =    the average of the Fair Market Value Per Share over the ten (10) consecutive Trading Day period (the “Tender/Exchange Offer Valuation Period”) beginning on, and including, the Trading Day immediately after the TO Expiration Date.
The Exercise Price will in no event be adjusted upward pursuant to this clause (iii). An adjustment, if any, to the Exercise Price pursuant to this clause (iii) shall become effective immediately after the close of business on the TO Expiration Date. In the event that the Company or a Subsidiary of the Company is obligated to purchase shares of Common Stock pursuant to any such tender offer or exchange offer, but the Company or such Subsidiary is permanently prevented by applicable law from effecting any such purchases, or all such purchases are rescinded, then the Exercise Price shall again be adjusted to be the Exercise Price which would then be in effect if such tender offer or exchange offer had not been made. Except as set forth in the preceding sentence, if the application of this clause (iii) to any tender offer or exchange offer would result in an increase in the Exercise Price, no adjustment shall be made for such tender offer or exchange offer under this clause (iii).
(iv)If any single action would require adjustment of the Exercise Price pursuant to more than one subsection of this Section 5(a), only one adjustment shall be made and such adjustment shall be the amount of adjustment that has the highest absolute value relative to the rights and interests of the Holder.
(v)Notwithstanding this Section 5(a) or any other provision of this Warrant, if an Exercise Price adjustment becomes effective on any Ex-Date, and a Warrant has been exercised on or after such Ex-Date and on or prior to the related record date resulting in the Person issued Common Stock being treated as the record holder of such Common Stock on or prior to the record date, then, notwithstanding the Exercise Price adjustment provisions in this Section 5(a), the Exercise Price adjustment relating to such Ex-Date will not be made. Instead, such Person will be treated as if it were the record owner of such Common Stock on an un-adjusted basis and participate in the related dividend, distribution, or other event giving rise to such adjustment.
(b)Adjustments to Aggregate Number. Concurrently with any adjustment to the Exercise Price under Section 5(a), the Aggregate Number will be adjusted such that the Aggregate Number in effect immediately following the effectiveness of such adjustment will be equal to the Aggregate Number in effect immediately prior to such adjustment, multiplied by a fraction, (i) the numerator of which is the Exercise Price in effect immediately prior to such adjustment and (ii) the denominator of which is the Exercise Price in effect immediately following such adjustment.
(c)Certain Distributions of Rights and Warrants.
(i)Rights or warrants distributed by the Company to all holders of Common Stock entitling the holders thereof to subscribe for or purchase the Company’s securities (either initially or under certain circumstances), which rights or warrants, until the occurrence of a specified event or events (a “Trigger Event”):
(A)are deemed to be transferred with such Common Stock;
(B)are not exercisable; and
(C)are also issued in respect of future issuances of Common Stock, shall be deemed not to have been distributed for purposes of this Section 5 (and no adjustment to the Exercise Price or the Aggregate Number under this Section 5 will be made) until the occurrence of the earliest Trigger Event, whereupon such rights and warrants shall be deemed to have been distributed and an appropriate adjustment (if any is required) to the Exercise Price and the Aggregate Number shall be made under this Section 5 (subject in all respects to Section 5(d) below).
(ii)If any such right or warrant is subject to events, upon the occurrence of which such rights or warrants become exercisable to purchase different securities, evidences of indebtedness, or other assets, then the date of the occurrence of any and each such event shall be deemed to be the date of distribution and record date with respect to new rights or warrants with such rights (subject in all respects to Section 5(d) below).

(iii)In addition, except as set forth in Section 5(d), in the event of any distribution (or deemed distribution) of rights or warrants, or any Trigger Event or other event (of the type described in clause (ii) above) with respect thereto that was counted for purposes of calculating a distribution amount for which an adjustment to the Exercise Price and the Aggregate Number under this Section 5 was made (including any adjustment contemplated in Section 5(d)):
(A)in the case of any such rights or warrants that shall all have been redeemed or repurchased without exercise by the holders thereof, the Exercise Price and the Aggregate Number shall be readjusted upon such final redemption or repurchase to give effect to such distribution or Trigger Event, as the case may be, as though it were a distribution under Section 5(a)(ii), equal to the per share redemption or repurchase price received by a holder or holders of Common Stock with respect to such rights or warrants (assuming such holder had retained such rights or warrants), made to all holders of Common Stock as of the date of such redemption or repurchase; and
(B)in the case of such rights or warrants that shall have expired or been terminated without exercise by the holders thereof, the Exercise Price and the Aggregate Number shall be readjusted as if such rights and warrants had not been issued or distributed.
(d)Stockholder Rights Plans. If the Company has a stockholder rights plan in effect with respect to the Common Stock, upon exercise of the Warrant, the Holder shall be entitled to receive, in addition to the Common Stock, the rights associated therewith under such stockholder rights plan, unless, prior to such exercise, such rights have separated from the Common Stock.
(e)Restrictions on Adjustments.
(i)Except in accordance with Section 5(a) and Section 5(b), the Exercise Price and the Aggregate Number will not be adjusted for the issuance of Common Stock or other securities of the Company.
(ii)For the avoidance of doubt, except as otherwise provided in Section 5(a) and Section 5(b), neither the Exercise Price nor the Aggregate Number will be adjusted:
(A)upon the issuance of any shares of Common Stock or other securities or any payments pursuant to any equity incentive plan of the Company;
(B)upon any issuance of any shares of Common Stock pursuant to the exercise of the Warrant;
(C)upon the offer and sale of shares of Common Stock by the Company in a primary offering;
(D)upon the issuance of shares of Common Stock or other securities of the Company in connection with a business acquisition transaction; or
(E)upon the issuance of any shares of Common Stock or other securities of the Company in any financing transaction with a third party.

(f)Certificate as to Adjustment. As promptly as reasonably practicable following (i) any adjustment of the Exercise Price or the Aggregate Number or (ii) the receipt by the Company of a written request by the Holder, but in each case in any event not later than three (3) Business Days thereafter, the Company shall furnish to the Holder a certificate of an executive officer certifying the Exercise Price then in effect and the Aggregate Number or the amount, if any, of other shares of stock or other securities or assets then issuable upon exercise of the Warrant, which certificate shall, in the case of clause (i) above, set forth in reasonable detail any adjustment and the facts upon which it is based.
(g)Treatment of Warrant upon a Fundamental Change.
(i)If, at any time while this Warrant is outstanding, the Company consummates a Fundamental Change and the Holders, together with the Lenders (as defined in the Credit Agreement), will receive an aggregate cash amount (inclusive of any amounts payable under the Credit Agreement and the Warrants, including this clause (i), in connection with such Fundamental Change) equal to the sum of the (x) Initial Investment Amount and (y) Contractual Minimum Return (each as defined in the Credit Agreement), then this Warrant shall be automatically exchanged without exercise for the same amount and kind of cash, shares, other securities, other assets, or property (such consideration, “Reference Property”, and the amount and kind of Reference Property that a holder of one (1) share of Common Stock would be entitled to receive on account of such Fundamental Change, a “Reference Property Unit”), if any, as the Holder would have been entitled to receive upon the occurrence of such Fundamental Change if this Warrant had been exercised in full pursuant to Section 2(c) hereof immediately prior to such Fundamental Change, it being understood that, if this Warrant is exchanged in accordance with this clause (i), the Company shall pay or deliver to the Holder the Reference Property so contemplated promptly following the consummation of the Fundamental Change, if any.
(ii)If, at any time while this Warrant is outstanding, the Company consummates a Fundamental Change (other than as provided for in Section 5(g)(i)), the Holder may elect, in its sole discretion, by written notice to the Company delivered at most five (5) Business Days after its receipt of a Fundamental Change Notice (as defined below) to continue to hold its Warrant, and apply the provisions of Section 5(g)(ii) below (such notice, an “Alternative Option Notice”). If the Holder has timely delivered an Alternative Option Notice pursuant to this Section 5(g)(ii) to the Company, then such Holder’s Warrants shall remain outstanding and, if applicable, the Holder shall have the right thereafter to receive, upon exercise of this Warrant (in whole at any time or in part from time to time), the number of Reference Property Units that the Holder would have been entitled to receive upon the occurrence of such Fundamental Change if it had been, immediately prior to such Fundamental Change, a holder of the number of Warrant Shares then issuable upon such exercise of this Warrant (the “Alternate Consideration”). In such case, appropriate adjustment (in form and substance reasonably satisfactory to the Holder) shall be made with respect to the Holder’s rights under this Warrant to insure that the provisions of this Section 5, including the previous sentence in this clause (ii) shall thereafter be applicable, as nearly as possible, to this Warrant in relation to any Reference Property thereafter acquirable upon exercise of this Warrant. If this clause (ii) shall be applicable, the Company shall not effect any such Fundamental Change, unless, if applicable, prior to or simultaneously with the consummation thereof, any successor to the Company, any surviving entity, or the Person purchasing or otherwise acquiring such assets or other appropriate Person shall assume, by written instrument reasonably satisfactory in form and substance to the Holder, executed and mailed or delivered to the registered Holder hereof at the last address of such Holder appearing on the books of the Company, the obligation to deliver to the Holder such Alternate Consideration as, in accordance with the foregoing provisions, the Holder may be entitled to receive and the other obligations under this Warrant. In any event, any successor to the Company, any surviving entity, or the Person purchasing or otherwise acquiring such assets or other appropriate Person shall be deemed to assume such obligation to deliver to such Holder such shares, other securities, or assets or property even in the absence of a written instrument assuming such obligation, to the extent such assumption occurs by operation of law.
If the Company reasonably expects there to be a Fundamental Change, then, at least ten (10) calendar days before the anticipated effective date of such Fundamental Change, the Company shall cause to be delivered to the Holder, in accordance with the notice provisions herein, a notice stating the date on which such Fundamental Change is expected to become effective or close and the date as of which it is expected that holders of the Common Stock of record shall be entitled to exchange their Common Stock for Reference Property delivered upon such Fundamental Change (such notice, a “Fundamental Change Notice”).

Section 6Transfers of this Warrant and the Warrant Shares.
(a)Generally. Subject to compliance with applicable U.S. federal and state securities Laws and the restrictions set forth in this Section 6, the Holder may transfer this Warrant and the Warrant Shares in whole or in part to any Person and, upon the reasonable request of the Holder, the Company agrees that it shall use commercially reasonable efforts to promptly assist the Holder in making any such transfer in compliance with any applicable U.S. federal and state securities Laws. The Company may refuse to register any such transfer unless there is delivered to the Company such certificates or other documentation or evidence as the Company may reasonably require to determine that such transfer complies with applicable U.S. federal and state securities Laws. This Warrant has not been, and the Warrant Shares at the time of their issuance may not be, registered under the Securities Act. For a transfer of this Warrant as an entirety by the Holder, upon surrender of this Warrant to the Company, together with the notice of assignment in the form attached hereto as Exhibit B, duly completed and executed on behalf of the Holder, the Company shall issue a new Warrant of the same denomination to the assignee. For a transfer of this Warrant with respect to a portion of the Warrant Shares purchasable hereunder, upon surrender of this Warrant to the Company, together with the notice of assignment in the form attached hereto as Exhibit B, duly completed and executed on behalf of the Holder, the Company shall issue a new Warrant to the assignee, in such denomination as shall be requested by the Holder, and shall issue to the Holder a new Warrant covering the number of Warrant Shares in respect of which this Warrant shall not have been transferred.
(b)Representations by the Holder. The Holder, by its acceptance of this Warrant, represents and warrants to the Company as follows:
(i)this Warrant has been acquired by the Holder, and any Warrant Shares to be acquired by the Holder will be acquired, for the account of the Holder for investment purposes for its own account and not with a view to or for sale in connection with any distribution or reselling thereof in a transaction that would violate the Securities Act or the securities laws of any state of the United States or any other applicable jurisdiction;
(ii)the Holder is an “accredited investor” within the meaning of Rule 501(a) of Regulation D under the Securities Act;
(iii)the Holder is experienced in evaluating and investing in companies engaged in businesses similar to that of the Company;

(iv)the Holder understands that investment in this Warrant (and any Warrant Shares that the Holder acquires) involves substantial risks;
(v)the Holder has such knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in this Warrant (and any Warrant Shares that the Holder acquires) and is able to bear the economic risk of that investment; and
(vi)the Holder understands that this Warrant is, and the Warrant Shares may be, characterized as “restricted securities” under the U.S. federal securities Laws, inasmuch as they are being (or may be) acquired from the Company in a transaction not involving a public offering and that, under such Laws, this Warrant and the Warrant Shares may be resold without registration under the Securities Act only in certain limited circumstances and, accordingly, the Holder represents that it is familiar with Rule 144, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act.
(c)Transfer Restrictions Regarding This Warrant. This Warrant (or any warrants represented hereby) may only be sold, in whole or in part, (i) pursuant to an effective registration statement covering the resale by the Holder of this Warrant under the Securities Act or (ii) pursuant to an exemption from registration under the Securities Act and, if reasonably required by the Company, upon delivery to the Company of a customary opinion of legal counsel (which may rely on customary certificates and representations), certifications, or other evidence to establish that such registration is not required under the Securities Act.
(d)Transfer Restrictions Regarding Warrant Shares. Warrant Shares may only be sold (i) pursuant to an effective registration statement under the Securities Act or (ii) pursuant to an exemption from registration under the Securities Act and upon delivery to the Company of a customary opinion of legal counsel (which may rely on customary certificates and representations), certifications, or other evidence, as may reasonably be required by the Company in order to determine that such registration is not required under the Securities Act. The Holder acknowledges that the Company may place a restrictive legend on any Warrant Shares issued upon exercise in order to comply with applicable securities Laws, unless such Warrant Shares are sold pursuant to an effective registration statement, are otherwise freely tradable under Rule 144, or the Company determines, in its reasonable discretion, that such Warrant Shares need not bear such a legend.
Section 7Covenants. Until the later of (i) the Expiration Date and (ii) the date as of which this Warrant has been exercised in full, the Company hereby covenants to the Holder as set forth in this Section 7.
(a)Validly Issued Shares. All shares of Common Stock that may be issued upon exercise of this Warrant, assuming full payment of the Aggregate Exercise Price, shall, upon delivery by the Company, be duly authorized and validly issued, fully paid, and non-assessable, free from all stamp taxes, liens, and charges with respect to the issue or delivery thereof, and otherwise free of all other security interests, encumbrances, and claims (other than security interests, encumbrances, and claims to which the Holder is subject prior to or upon the issuance of the applicable Warrant Shares, restrictions under applicable U.S. federal and/or state securities Laws, and other transfer restrictions described herein).
(b)Reservation of Shares. The Company shall at all times reserve and keep available out of the aggregate of its authorized but unissued Common Stock or its authorized and issued Common Stock held in its treasury, free of preemptive rights, such number of its duly authorized shares of Common Stock as shall be sufficient to enable the Company to issue the shares of Common Stock issuable upon exercise in full of this Warrant.
(c)Affirmative Actions to Permit Exercise and Realization of Benefits. If any shares of Common Stock reserved or to be reserved for the purpose of the exercise of this Warrant, or any shares or other securities reserved or to be reserved for the purpose of issuance pursuant to Section 5 hereof, require registration with or approval of any Governmental Authority under any U.S. federal or state Law (other than securities Laws) before such shares or other securities may be validly delivered upon exercise of this Warrant, then the Company and, if applicable, the Holder, covenant that they will, at the Company’s sole expense, secure such registration or approval, as the case may be (including, without limitation, approvals or expirations of waiting periods required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended), and this Warrant will not be exercisable for shares of Common Stock until such registration or approval, as the case may be, is obtained.
(d)Integration. The Company shall not, and shall use its commercially reasonable efforts to ensure that no Affiliate of the Company shall, sell, offer for sale, or solicit offers to buy or otherwise negotiate in respect of any security (as defined in Section 2 of the Securities Act) that would be integrated with the offer or sale of this Warrant in a manner that would require the registration under the Securities Act of the sale of this Warrant to the Holder or any assignee of the Holder.
Section 8Registration Rights. The Holder’s registration rights covering the resale of the Warrant Shares are set forth in the Registration Rights Agreement.
Section 9Definitions. As used herein, the following terms shall have the following meanings.
“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with the Person specified.
“Aggregate Exercise Price” has the meaning set forth in Section 2(a) hereof.
“Aggregate Number” has the meaning set forth in the preamble hereto.
“Alternate Consideration” has the meaning set forth in Section 5(g)(ii) hereof.
“Automatic Exercise” has the meaning set forth in Section 2(a) hereof.
“Automatic Exercise Date” has the meaning set forth in Section 2(a) hereof.
“Bloomberg” means Bloomberg Financial Markets (or a comparable reporting service of national reputation selected by the Company and reasonably acceptable to the Holder, if Bloomberg Financial Markets is not then reporting sales prices of the Common Stock).
“Business Day” means a day (other than a Saturday or Sunday) on which commercial banks are not authorized or required to close in New York City.
“Change of Control” means any of the following, whether directly or indirectly and whether in one or a series of related transactions: (i) the sale, assignment, lease, transfer, conveyance, or other disposition (other than by way of merger, amalgamation, or statutory plan of arrangement or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, to any “person” or

“group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than to the Company or its Subsidiaries; (ii) a purchase, tender, or exchange offer accepted by the holders of a majority of the outstanding voting shares of capital stock of the Company; (iii) the consummation of any transaction (including, without limitation, any merger, amalgamation or statutory plan of arrangement, or consolidation) the result of which is that any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the combined voting power of the Company’s Voting Stock or other Voting Stock into which the Company’s Voting Stock is reclassified, consolidated, exchanged, or changed, measured by voting power rather than number of shares; (iv) the Company consolidates, amalgamates, or enters into a statutory plan of arrangement with, or merges with or into, any “person” (as that term is used in Section 13(d)(3) of the Exchange Act), or any person consolidates, amalgamates, or enters into a statutory plan of arrangement with, or merges with or into, the Company, in any such event pursuant to a transaction in which any outstanding Voting Stock of the Company or of such other person is converted into or exchanged for cash, shares, securities, other assets, or property, other than any such transaction where the shares of the Voting Stock of the Company, as applicable, outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, Voting Stock representing more than 50% of the combined voting power of the surviving person immediately after giving effect to such transaction.
“Commission” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.
“Common Stock” means (i) the Company’s common stock, par value $0.0001 per share, and (ii) any other capital stock into which such common stock is reclassified or reconstituted.
“Common Stock Deemed Outstanding” has the meaning set forth in Section 5(a)(i) hereof.
“Company” has the meaning set forth in the preamble hereto.
“Credit Agreement” has the meaning set forth in the recitals hereto.
“Ex-Date” has the meaning set forth in Section 5(a)(i) hereof.
“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder.
“Exercise Amount” has the meaning set forth in Section 2(a) hereof.
“Exercise Date” has the meaning set forth in Section 2(a) hereof.
“Exercise Price” has the meaning set forth in the preamble hereto.
“Expiration Date” has the meaning set forth in the preamble hereto.
“Expiration Time” has the meaning set forth in Section 5(a)(iii) hereof.
“Fair Market Value Per Share” means as of any date: (i) the last reported sale price or, if there are no sales, the last reported bid price of the Common Stock on the Business Day immediately prior to such date on a Trading Market as reported by Bloomberg; (ii) if clause (i) above does not apply, the last sales price of the Common Stock in the over-the-counter market on the pink sheets or bulletin board for such security on the Business Day immediately prior to such date as reported by Bloomberg or, if there are no sales, the last reported bid price of the Common Stock on the Business Day immediately prior to the date of exercise as reported by Bloomberg; or (iii) if fair market value cannot be calculated as of such date on the basis of either clause (i) or clause (ii) above, the price determined in good faith by the Company’s board of directors or upon the advice of an independent investment banking, financial advisory or valuation firm, or appraiser, as selected by the Company’s board of directors.
“Fair Value” means the fair value of any securities or other distributed property determined as follows:
(i)in the case of securities listed on any United States national or regional securities exchange, the volume weighted average price (“VWAP”) of a single unit of such security in composite trading for the principal exchange on which such securities are listed for the twenty (20) trading days ending on, but excluding, the date of valuation (or if the security has been listed for fewer than twenty (20) trading days, the VWAP for such lesser period of time); or
(ii)in all other cases, the fair value as of a date not earlier than ten (10) Business Days preceding the specified date, as determined in good faith by the Company’s board of directors or upon the advice of an independent investment banking, financial advisory or valuation firm, or appraiser, as selected by the Company’s board of directors;
provided, however, that, notwithstanding the foregoing, if the Company’s board of directors determines in good faith that the application of clause (i) of this definition would result in a VWAP based on the trading prices of a thinly-traded security, such that the price resulting therefrom may not represent an accurate measurement of the fair value of such security, the board of directors at its election may apply the provisions of clause (ii) of this definition in lieu of clause (i) with respect to the determination of the fair value of such security.
“Fundamental Change” means the occurrence of any of the following events:
(iii)the adoption of a plan relating to the Company’s liquidation or dissolution or the winding-up of the affairs of the Company;
(iv)any Change of Control; or
(v)the Company shall cease to directly or indirectly own, beneficially and of record, the issued and outstanding equity interests of any Subsidiary of the Company, including, without limitation, the Borrower; or
(vi)at the time after the Issue Date if the Common Stock (or any other ordinary shares or common shares issuable upon exercise of the Warrants) cease to be listed or quoted on any of the New York Stock Exchange, the NASDAQ Global Select Market, or the NASDAQ Global Market (or any of their respective successors) and are not listed or quoted on one of the New York Stock Exchange, the NASDAQ Global Select Market, or the NASDAQ Global Market (or any of their respective successors) concurrently with such cessation.
“Governmental Authority” means any nation, government, branch of power (whether executive, legislative, or judicial), state, province, or municipality or other political subdivision thereof or any entity exercising executive, legislative, judicial, monetary, regulatory, or administrative functions of or pertaining to government, including, without limitation, regulatory authorities, governmental departments, agencies, commissions, bureaus, officials, ministers, courts, bodies, boards, tribunals, and dispute settlement panels, and other law-making, rule-making, or regulation-making organizations or entities of any state, territory, county, city, or other political subdivision of the United States.
“Holder” has the meaning set forth in the preamble hereto, and “Holders” means collectively the Holder and the other Holders issued Warrants.
“Issue Date” has the meaning set forth in the preamble hereto.
“Laws” means, collectively, all international, foreign, federal, state, provincial, territorial, municipal, and local statutes, treaties, rules, regulations, ordinances, codes, and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation, or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations, and permits of, and agreements with, any Governmental Authority.
“Notice of Exercise” has the meaning set forth in Section 2(a) hereof.
“Optional Exercise” has the meaning set forth in Section 2(a) hereof.
“Optional Exercise Date” has the meaning set forth in Section 2(a) hereof.
“Person” means any individual, corporation, company, voluntary association, partnership, limited liability company, joint venture, trust, unincorporated organization, or Governmental Authority or other entity of whatever nature.
“Principal Office” means the Company’s principal office as set forth in Section 14 hereof or such other principal office of the Company in the United States of America, the address of which first shall have been set forth in a notice to the Holder.
“Reference Property” has the meaning set forth in Section 5(g)(i) hereof.
“Registration Rights Agreement” means the Registration Rights Agreement, dated as of January 20, 2023 (as the same may be amended from time to time), by and between the Company and the Holder.
“Rule 144” means Rule 144 promulgated by the Commission pursuant to the Securities Act, as such Rule 144 may be amended from time to time, or any similar rule or regulation hereafter adopted by the Commission having substantially the same effect as such Rule 144.
“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder.
“Subsidiary” of a Person means a corporation, partnership, limited liability company, or other business entity of which a majority of the shares of voting securities is at the time beneficially owned, or the management of which is otherwise controlled, directly or indirectly, through one or more intermediaries, or both, by such Person.
“Tender/Exchange Offer Valuation Period” has the meaning set forth in Section 5(a)(iii) hereof.
“TO Expiration Date” has the meaning set forth in Section 5(a)(iii) hereof.
“Trading Day” means a day on which the Common Stock is traded on a Trading Market.

“Trading Market” means the New York Stock Exchange, the NYSE American LLC, the NASDAQ Global Market, the NASDAQ Global Select Market, or the Nasdaq Capital Market (or any of their respective successors).
“Trigger Event” has the meaning set forth in Section 5(c)(i) hereof.
“Voting Stock” means, with respect to any Person, securities of any class or classes of capital stock of such Person entitling the holders thereof (whether at all times or at the times that such class of capital stock has voting power by reason of the happening of any contingency) to vote in the election of members of the Board of Directors or comparable body of such Person.
“Warrant” has the meaning set forth in the preamble hereto, and “Warrants” means, collectively, the Warrant and the other Warrants originally issued to other Holders on the Issue Date on the same terms and conditions as the Warrant.
“Warrant Shares” means (i) the shares of Common Stock issued or issuable upon exercise of this Warrant in accordance with its terms and (ii) all other shares of the Company’s capital stock issued with respect to such shares by way of stock dividend, stock split, or other reclassification or in connection with any merger, consolidation, recapitalization, or other reorganization affecting the Company’s capital stock.
Section 10Survival of Provisions. Upon the full exercise by the Holder of its rights to purchase Common Stock under this Warrant, all of the provisions of this Warrant shall terminate, other than the provisions of Section 6 through Section 23 hereof, which shall expressly survive such exercise until the later of (a) the Expiration Date and (b) the time when the Holder no longer holds any Warrant Shares.
Section 11Delays, Omissions and Indulgences. It is agreed that no delay or omission to exercise any right, power, or remedy accruing to the Holder upon any breach or default of the Company under this Warrant shall impair any such right, power, or remedy, nor shall it be construed to be a waiver of any such breach or default, or any acquiescence therein, or of or in any similar breach or default thereafter occurring, nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. It is further agreed that any waiver, permit, consent, or approval of any kind or character on the Holder’s part of any breach or default under this Warrant, or any waiver on the Holder’s part of any provisions or conditions of this Warrant, must be in writing and that all remedies under this Warrant, by Law, or otherwise afforded to the Holder shall be cumulative and not alternative.
Section 12Rights of Transferees. Subject to Section 6 hereof, the rights granted under this Warrant to the Holder shall pass to and inure to the benefit of all subsequent transferees of all or any portion of this Warrant (provided that the Holder and any transferee shall hold such rights in proportion to their respective ownership of this Warrant and the Warrant Shares) until extinguished pursuant to the terms hereof.
Section 13Captions. The section headings and other captions appearing herein are included solely for convenience of reference and are not intended to affect the interpretation of any provision of this Warrant.
Section 14Notices. All notices, requests, instructions, directions, and other communications provided for herein (including any modifications of, or waivers, requests, or consents under, this Warrant) shall be given or made in writing (including by email with PDF attachment) delivered to the applicable addresses specified below or at such other address as shall be designated by the Company or the Holder, as applicable, in a notice to the other. Except as otherwise provided in this Warrant, all such communications shall be deemed to have been duly given upon receipt of a legible copy thereof (except in the case of an email with PDF attachment not given during normal business hours for the recipient, which shall be deemed to have been given at the opening of business on the next Business Day for the recipient), in each case, given or addressed as aforesaid.
(a)If to the Company:
Boxed, Inc.
451 Broadway, Floor 2
New York, New York 10013
Attention: General Counsel
E-mail: legal@boxed.com

with a copy to:
Latham & Watkins LLP
650 Town Center Drive, 20th Floor
Costa Mesa, CA 92626
Attention: Drew Capurro, Esq.
Email: Drew.Capurro@lw.com

(b)if to the Holder:
FFI Fund Ltd./FYI Ltd./Olifant Fund, Ltd.
c/o Bracebridge Capital, LLC
888 Boylston Street, Suite 1500
Boston, MA 02199
Attention: Legal Department
With a mandatory copy to: legalnotices@brcap.com

with a copy to:
Pillsbury Winthrop Shaw Pittman LLP
31 W. 52nd Street
New York, New York 10019
Attention: Jeffrey Delaney
Facsimile: 212-858-1500
Section 15Successors and Assigns. This Warrant shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns; provided that the Company shall have no right to assign its rights, or to delegate its obligations, hereunder without the prior written consent of the Holder. The Company shall not require the Holder to provide an opinion of counsel if any transfer by the Holder is to an Affiliate of the Holder; provided that any such transferee is an “accredited investor,” as defined in Regulation D promulgated under the Securities Act, and the Holder and such transferee each comply in all respects with the applicable transfer procedures set forth in Section 6 hereof.
Section 16Amendments. Neither this Warrant nor any term hereof may be amended, changed, waived, discharged, or terminated without the prior written consent of the Holder and the Company to such action.
Section 17Severability. If any provision hereof is found by a court to be invalid or unenforceable, to the fullest extent permitted by applicable Law, the parties hereto agree that such invalidity or unenforceability shall not impair the validity or enforceability of any other provision hereof.
Section 18Governing Law. This Warrant and the rights and obligations of the Holder and the Company hereunder shall be governed by, and construed in accordance with, the Law of the State of New York, without regard to principles of conflicts of laws that would result in the application of the Laws of any other jurisdiction; provided that Section 5-1401 of the New York General Obligations Law shall apply.
Section 19WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT, OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
Section 20Jurisdiction; Consent to Service of Process. (a) Each party hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in the Borough of Manhattan in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.
(b)    Each party hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any New York State or Federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
(c)    Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 14. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.
Section 21Entire Agreement. This Warrant, together with the Credit Agreement and the Registration Rights Agreement and the other documents contemplated hereby and thereby, are intended by the parties as a final expression of their agreement and are intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein.
Section 22Rules of Construction. Unless the context otherwise requires, “or” is not exclusive and references to sections or subsections refer to sections or subsections of this Warrant. All pronouns and any variations thereof refer to the masculine, feminine, or neuter, singular or plural, as the context may require.

Section 23No Effect Upon Lending Relationship. Notwithstanding anything herein to the contrary, nothing contained in this Warrant shall affect, limit, or impair the rights and remedies of the Holder or any of its Affiliates in its capacity as a lender to the Company pursuant to any agreement under which the Company has borrowed money from the Holder or any of its Affiliates, including, without limitation, the Credit Agreement. Without limiting the generality of the foregoing, neither the Holder nor any Affiliate of the Holder, in exercising its rights as a lender, including making its decision on whether to foreclose on any collateral security, will have any duty to consider (a) its status or the status of any of its Affiliates as a direct or indirect equity holder of the Company, (b) the equity of the Company, or (c) any duty it may have to any other direct or indirect equity holder of the Company, except as may be required by commercial Law applicable to creditors generally.
{Remainder of Page Intentionally Left Blank}

IN WITNESS WHEREOF, the Company has caused this Warrant to be issued and executed in its corporate name by a duly authorized officer as of the date first written above.
BOXED, INC.

By:
Name:
Title:
Accepted and agreed:
[HOLDER]

By:
Name:
Title:
{Signature Page to Warrant}

EXHIBIT A
Form of
NOTICE OF EXERCISE
To:    Boxed, Inc.
451 Broadway, Floor 2
New York, New York 10013
Attention: General Counsel
    E-mail: legal@boxed.com

1.    The undersigned, pursuant to the provisions of the attached Warrant, hereby elects to exercise this Warrant with respect to __________ shares of Common Stock (the “Exercise Amount”). Capitalized terms used but not otherwise defined herein have the meanings ascribed thereto in the attached Warrant.
2.    The undersigned herewith tenders payment for such shares in the following manner (please check type, or types, of payment and indicate the portion of the Exercise Price to be paid by each type of payment):
     Exercise for cash
     Cashless Exercise in connection with a Fundamental Change or Automatic           Exercise
3.    Please issue a certificate or certificates representing the shares issuable in respect hereof under the terms of the attached Warrant, as follows:

(Name of Record Holder/Transferee)
and deliver such certificate or certificates to the following address:

(Address of Record Holder/Transferee)
4.    The undersigned represents that the aforesaid shares are being acquired for the account of the undersigned for investment purposes and not with a view to, or for resale in connection with, the distribution thereof and that the undersigned has no present intention of distributing or reselling such shares.
5.    If the Exercise Amount is less than all of the shares of Common Stock purchasable under the attached Warrant, please issue a new warrant representing the remaining balance of such shares, as follows:

(Name of Record Holder/Transferee)
and deliver such warrant to the following address:

(Address of Record Holder/Transferee)

(Signature)

(Date)
A-1

EXHIBIT B
Form of
NOTICE OF ASSIGNMENT
FOR VALUE RECEIVED, the Holder (the “Assignor”) hereby sells, assigns, and transfers all of the rights of the undersigned Assignor under the attached Warrant with respect to the number of shares of common stock of Boxed, Inc. (the “Company”) covered thereby set forth below, to the following “Assignee” and, in connection with such transfer, represents and warrants to the Company that the transfer is in compliance with Section 6 of the Warrant and applicable U.S. federal and state securities laws:

(Name of Assignee)

(Address of Assignee)

(Number of Shares)

(Dated)

(Signature)
ASSIGNEE ACKNOWLEDGMENT
The undersigned Assignee acknowledges that it has reviewed the attached Warrant and by its signature below it hereby represents and warrants that it is an “accredited investor,” as defined in Rule 501(a) of Regulation D promulgated under the Securities Act of 1933, as amended, and agrees to be bound by the terms and conditions of the Warrant as of the date hereof, including Section 6 thereof.
By:
Name:
Title:
Address:
B-1